UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 4, 2020

J.JILL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-38026 (Commission File Number)	45-1459825 (I.R.S. Employer Identification No.)

4 Batterymarch Park
Quincy, MA 02169
(Address of principal executive offices) (Zip Code)
(617) 376-4300
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:
Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
Common Stock, $0.01 par value	JILL	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On March 4, 2020, J.Jill, Inc. (the “Company”) entered into an amendment (the “Amendment”) to the offer letter between the Company and James Scully, dated December 4, 2019 (the “Offer Letter”), to extend the term of Mr. Scully’s employment as Interim Chief Executive Officer of the Company by ninety days, such that the initial term of Mr. Scully’s employment shall terminate on the earlier of (i) the date that a permanent (non-interim) Chief Executive Officer commences employment and (ii) the date which is 180 days from Mr. Scully’s start date. Under the Amendment, Mr. Scully will continue to receive the same monthly cash compensation as he currently receives with a guarantee of three months of cash compensation in addition to what he has already been paid. Under the terms of the Amendment, Mr. Scully is eligible to earn an annual bonus for fiscal year 2020, with a target bonus of $1.2 million (prorated for any partial year of employment); provided, that the actual amount of Mr. Scully’s annual bonus in respect of the Company’s 2020 fiscal year will not be less than $300,000. The Company further agreed to reimburse up to $7,500 in legal fees related to negotiation of the Amendment.

The foregoing is only a summary of the arrangements with Mr. Scully and does not purport to be complete and is qualified in its entirety by reference to the full text of the underlying agreements.  The Amendment will be filed with the Company’s Annual Report on Form 10-K for the fiscal year ending February 1, 2020.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: March 4, 2020
J.JILL, INC.

By:	/s/ Mark Webb
Name:	Mark Webb
Title:	Executive Vice President and Chief Financial Officer